UNITED STATES                -----------------
                       SECURITIES AND EXCHANGE COMMISSION        SEC FILE NUMBER
                             Washington, D.C. 20549                  0 - 27274
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                                  FORM 12b-25
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                           NOTIFICATION OF LATE FILING             CUSIP NUMBER
                                                                        n/a
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(Check One):[ ]Form 10-K [ ]Form 20-F  [ ]Form 11-K  [X]Form 10-Q  [ ]Form N-SAR

                   For Period  Ended:  March 31, 1996
                                       -------------------
                   [ ] Transition  Report on Form 10-K
                   [ ] Transition  Report on Form 20-F
                   [ ] Transition  Report on Form 11-K
                   [ ] Transition  Report on Form 10-Q
                   [ ] Transition  Report on Form  N-SAR
                   For the Transition Period Ended: __________________________

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  Read instruction (on back page) before preparing form. please print or type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

Walker Wingsail America, Inc.
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Full Name of Registrant



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Former Name if Applicable



Devonport Royal Dockyard
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Address of Principal Executive Office (Street and Number)


Plymouth, Devon, PL1 4SG, England
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     a The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  b    The subject annual report,  semi-annual  report,  transition report on
          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     c The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Form 10-QSB cannot be filed within the prescribed time period because of the numerous unanticipated business demands that were made upon John Walker, the Registrant's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, which made it impractical for him to assemble and compile the information required for the Form 10-QSB without unreasonable effort and expense.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Edward D. Ricchiuto, Esq.                 212                704-6410
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             (Name)                     (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s)                      X   Yes        No
                                            ---        ---

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                    Yes    X   No
                                            ---        ---


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                         Walker Wingsail America, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 15, 1996                         By   /s/ John Walker
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                                               John Walker, President